                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
    COMPANY CONTACT:                            Vion Pharmaceuticals, Inc.
                                                Alan Kessman, President and CEO
                                                (203) 498-4210 ph

     FINANCIAL COMMUNICATIONS CONTACT:          Shandwick International
                                                Sue L. Yeoh (investors)
                                                (646) 658-8375 ph
                                                Lisa Bradlow (media)
                                                (212) 579-7428 ph

     VION REPORTS 2000 YEAR-END AND FOURTH QUARTER FINANCIAL RESULTS

NEW HAVEN, CONN., FEBRUARY 21, 2001 - VION PHARMACEUTICALS, INC. (NASDAQ NM:
VION) today announced year-end and fourth quarter results for the period ended December 31, 2000.

The Company reported a loss applicable to common shareholders of $15.4 million, or $0.64 per share on a higher number of shares outstanding, for the year ended December 31, 2000, compared with $11.5 million, or $0.74 per share, for 1999. Revenues for the year ended December 31, 2000 were $0.9 million versus $3.2 million for the same period in 1999 due primarily to non-recurring revenues of $2.6 million in 1999 from reimbursed development costs under a collaborative agreement. Total operating expenses for 2000 increased to $17.1 million from $14.2 million for the prior 1999 year as a result of increased headcount in the areas of research and development, and higher patent-related and professional fees.

The loss applicable to common shareholders was $5.7 million, or $0.22 per share, for the fourth quarter of 2000, compared with $2.6 million, or $0.15 per share, for the comparable 1999 period. Revenues for the 2000 fourth quarter were $0.2 million, compared with $1.5 million for the comparable 1999 period due primarily to non-recurring revenues of $1.3 million in 1999 from reimbursed development costs under a collaborative agreement. Total operating expenses for the 2000 fourth quarter increased to $6.2 million from $4.0 million for the comparable 1999 period as a result of increased headcount in the areas of research and development, and higher patent-related and professional fees. Included in operating expenses for the fourth quarter of 2000 was a research support gift to Yale University of $0.7 million for the year ended December 31, 2000.

Commenting on the company's 2000 results, Alan Kessman, president and chief executive officer of Vion, stated, "The year 2000 was one in which we significantly advanced our business agenda on all fronts. During the year, we advanced our preclinical and clinical development activities related to all three of our technologies. Specifically, we made progress in our Phase I studies of both TAPET'r' and Triapine'r' and completed all preclinical and toxicology work on our Sulfonyl Hydrazine Prodrugs. From a corporate standpoint, we greatly simplified the company's capital structure and strengthened the balance sheet through a series of warrant exercises and other stock transactions, resulting in net proceeds to the company of approximately $26.2 million."

Mr. Kessman concluded, "With several notable milestones reached, we begin the year 2001 as a much stronger company, with a stable of three product technologies, all in some stage of clinical development, important collaborations with which to expand our knowledge base and cash resources of approximately $24.4 million, which based on our current initiatives will fund the company's development efforts through the first quarter of 2002."

    - more -

Vion Reports 2000 Year-End and Fourth Quarter Financial Results
Page 2

Vion Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the research, development and commercialization of cancer treatment technologies. Vion's product portfolio consists of TAPET'r', a drug delivery platform, and cancer therapeutics (Triapine'r' and Sulfonyl Hydrazine Prodrugs). TAPET uses genetically altered strains of Salmonella as a bacterial vector, or vehicle, for delivering cancer-fighting drugs preferentially to solid tumors and is currently being evaluated for safety and colonization in several Phase I trials. Triapine, which is designed to prevent the replication of tumor cells by blocking a critical step in the synthesis of DNA, is currently being evaluated for its safety in several Phase I clinical trials. VNP40101M is a member of the Sulfonyl Hydrazine Prodrug class, compounds that are designed to be converted to unique potent, alkylating agents and is expected to begin Phase I trials for safety within the next two months. For additional information on Vion and its research and product development programs, visit the company's Internet web site at http://www.vionpharm.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' 1999 Annual Report filed on Form 10-KSB (file no. 0-25634) including the inability to raise additional capital, the possibility that any or all of the company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the company from marketing its products, the possibility that third parties will market a product equivalent or superior to the company's product candidates and the possibility that preclinical results may not be indicative of results in human clinical trials and that results achieved in early clinical trials are not necessarily indicative of the results that will be achieved in subsequent or expanded clinical trials. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                 (tables follow)

                           VION PHARMACEUTICALS, INC.
                         (A Development Stage Company)

          CONDENSED STATEMENTS OF OPERATIONS VION PHARMACEUTICALS, INC.
                                   (Unaudited)


                                                         Three Months Ended                          Year Ended
                                                             December 31,                           December 31,
                                                       2000              1999                2000                   1999
Revenues:
         Contract research grants              $    158,062        $    74,887        $    786,842           $    335,767
         Research support                                --          1,329,188                  --              2,628,039
         Technology license revenues                  2,498             98,969              78,611                155,388
         Laboratory support service revenue              --             35,000              81,912                 35,000
                                               ------------        -----------          ----------            -----------
          Total revenues                            160,560          1,538,044             947,365              3,154,194

Operating expenses:
         Research and development                 2,970,944          1,959,607           9,568,482              7,387,302
         Clinical trials                          1,549,391          1,020,007           3,259,212              4,109,347
                                               ------------        -----------          ----------            -----------
               Total research and development     4,520,335          2,979,614          12,827,694             11,496,649
         General and administrative               1,643,266          1,027,050           4,251,117              2,693,248

Interest income                                    (337,150)          (128,307)         (1,341,038)              (301,382)
Interest expense                                      3,262              6,926              12,624                 34,603
                                               ------------        -----------          ----------            -----------

          Net loss                             $ (5,669,153)       $(2,347,239)       $(14,803,032)          $(10,768,924)
                                               ------------        -----------          ----------            -----------

Preferred stock dividends and accretion        $     (5,142)       $  (275,081)       $   (605,712)          $   (709,781)
                                               ------------        -----------          ----------            -----------
Loss applicable to common shareholders         $ (5,674,295)       $(2,622,320)       $(15,408,744)          $(11,478,705)
                                               ------------        -----------          ----------            -----------

Basic and diluted loss applicable
  to common shareholders per share             $      (0.22)       $     (0.15)       $      (0.64)          $      (0.74)
                                               ------------        -----------          ----------            -----------

Weighted average common stock
  and common stock equivalents
  outstanding                                    26,152,138         17,417,912          24,106,573             15,543,701


                          CONDENSED BALANCE SHEET DATA

                                                        December 31, 2000                    December 31, 1999
----------------------------------------------------------------------------------------------------------------
Cash, cash equivalents and
     short-term investments                                   $24,357,484                          $11,038,209
Total assets                                                   25,659,744                           13,933,805
Total liabilities                                               3,003,043                            2,901,254
Redeemable preferred stock                                             --                            5,179,287
Shareholders' equity                                          $22,656,701                           $5,853,264



                            STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as.......................'r'